Exhibit 10.2

PURCHASE AND SALE AGREEMENT

FOR REAL PROPERTY

This Purchase and Sale Agreement for Real Property (the “Agreement”) dated as of the 30th day of May, 2019 (the “Effective Date”), is entered into between COACHILL-INN, LLC, a California limited liability company, whose address is 71713 Hwy 111, Suite 103, Rancho Mirage, CA 92270, or its assigns (the “Buyer”), and Coachillin Holdings LLC, a California limited liability company, whose address is 71713 Hwy 111, Suite 100, Rancho Mirage, CA 92270 (the “Seller”).

RECITALS

A. WHEREAS, Seller is the owner of certain real property consisting of approximately 256,132 square feet of land in Riverside County, California (Parcel # 30 APN: 666-340-037) (the “Land”) and legally described on Exhibit A attached hereto;

B. WHEREAS, the Land, together with any and all (i) rights, title, tenements, privileges, easements, licenses, hereditaments, entitlements and appurtenances thereto; (ii) water rights and mineral rights of every kind; and (iii) any right, title and interest of Seller in and to adjacent streets, roads, alleys and rights-of-way, all improvements located thereon and all entitlements associated therewith, are referred to herein as the “Subject Property”; and

C. WHEREAS, Seller desires to sell, transfer and convey the Subject Property to Buyer and Buyer desires to purchase the Subject Property in accordance with the provisions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Purchase Price. The consideration to be paid by Buyer to Seller for the Subject Property is TWENTY AND 01/100 DOLLARS ($20.01) per net square foot within the Subject Property (“Purchase Price”), as determined by the Survey (as defined below). Based on an anticipated 256,132 net square feet within the Subject Property, the estimated Purchase Price is FIVE MILLION ONE HUNDRED TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($5,125,000.00). The Purchase Price payable to Seller shall be: (a) a Membership Interest in Coachill-Inn, LLC, a California limited liability company (the “Company”) equal to THREE MILLION AND NO/100 DOLLARS ($3,000,000.00), said Membership Interest to be evidenced by a fully executed operating agreement among the Company, Coachillin’ Holdings, LLC, a California limited liability company (“CH”), Alternative Hospitality, Inc., a Nevada corporation (“AHI”) TVK, LLC, a Florida limited liability company and Cal-Vegas Ltd., a Nevada corporation or its assigns (collectively, the “Hotel Operator”) dated on or before the Closing (as defined below); (b) the Earnest Money Deposit (as defined below), which shall be applied as a credit to the Purchase Price at Closing; and (c) TWO MILLION ONE HUNDRED TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($2,125,000.00) in cash or other immediately available funds; provided, however, such cash portion of the Purchase Price shall be adjusted, plus or minus prorations and adjustments provided for in this Agreement. The Purchase Price shall be paid through the escrow held by the Escrow Holder (as defined below). Buyer shall have until ninety (90) calendar days after the Effective Date to secure equity or debt financing in the amount of TWO MILLION ONE HUNDRED TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($2,125,000.00) in order to consummate this transaction.

2.	Survey. Within thirty (30) days after the Effective Date, Buyer shall, at Buyer’s sole cost and expense, deliver to Seller a current ALTA/ACSM Land Title Survey of the Subject Property in accordance with the 2016 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys jointly established and adopted by ALTA, ACSM and NSPS prepared by a California licensed surveyor reasonably acceptable to Seller (the “Survey”). Upon approval of the Survey by Seller, the metes and bounds description of the Subject Property reflected in the Survey shall automatically be substituted for the legal description of the Subject Property and will be used in the deed and any other documents requiring a legal description of the Subject Property.

3.	Appraisal. Within thirty (30) days after the Effective Date, Buyer shall, at Buyer’s sole cost and expense, deliver to Seller an appraisal prepared by an MAI designated appraiser (the “Appraisal”) showing that the fair cash market value of the Subject Property as of the Effective Date is within five percent (5%) of the Purchase Price. Should the Appraisal differ by more than five percent (5%) of the Purchase Price, either higher or lower, the Buyer and Seller agree to negotiate in good faith a mutually acceptable adjustment to the Purchase Price.

4.	Earnest Money. Within two (2) Business Days after the Effective Date, Buyer will deliver to Escrow Holder (as defined below) the earnest money via a check payable to Escrow Holder or cash in the amount of ONE HUNDRED FIFTY THOUSAND NO/100 ($150,000.00) (the “Earnest Money”). At Buyer’s request and sole cost and expense, Escrow Holder may be required to hold the Earnest Money in an interest-bearing account, and said interest shall accrue to the party receiving the benefit of the escrowed funds. The amount of funds held by Escrow Holder as provided for herein, including accrued interest, will be collectively referred to as the “Earnest Money Deposit.” In the event the Buyer elects not to proceed with the purchase of the Property and provides the Seller with written notice of such election, no later than thirty (30) days after the Effective Date, that the Buyer elects to terminate this Agreement, then the Buyer will receive a full refund of the Earnest Money Deposit (in such event, Escrow Holder will return the Earnest Money Deposit to Buyer without execution of any release or consent by Seller).In the event the Buyer elects not to proceed with the purchase of the Property but fails to provide the Seller with written notice of such election by the date that is thirty (30) days after the Effective Date, then the Buyer will not receive a refund of any part of the Earnest Money Deposit (in such event, Escrow Holder will deliver all of the Earnest Money Deposit to Seller without execution of any release or consent by Buyer).

5.	Escrow.

a)	Upon execution and delivery of this Agreement by both parties, Seller will open an escrow account for the purchase and sale of the Subject Property with The Escrow Connection, 1111 E. Tahquitz Canyon Way, #101, Palm Springs, CA 92262, Attn: Kathy Kleindienst, Escrow Officer (“Escrow Holder”).

b)	Escrow Holder shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument, or other document which is given to Escrow Holder without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument, or other document.

6.	Title Matters.

a)	Within ten (10) days of the Effective Date, Seller will cause a title commitment for a standard Owner’s Title Insurance Policy to be issued by First American Title Company (the “Title Company”), for the Subject Property and in the amount of the Purchase Price, with legible copies of all documents referred to as exceptions therein (the “Title Commitment”). Within thirty (30) days after Buyer’s receipt of the Title Commitment and all copies of all exceptions, Buyer may raise any objections to title, which objections will be made to Seller in writing (“Title Objections”). Within ten (10) days after Buyer’s receipt of the supplemental Title Commitment, Buyer may raise any Title Objections as to new matters contained in the supplemental Title Commitment, which objections will be made to Seller in writing. Within thirty (30) days after receipt of Buyer’s Title Objections, Seller shall remove and/or cure the Title Objections, or to commit to remove and/or cure said objections on or before Closing. Seller will have no obligation to remove or cure any Title Objections. If Seller is unable or unwilling to remove and/or cure such Title Objections, or commits to remove and/or cure and thereafter fails to timely do so, Buyer will have the right to (i) cure the Title Objections itself and close this transaction, (ii) close this transaction notwithstanding the Title Objections or (iii) terminate this Agreement and receive a full refund of the Earnest Money Deposit (in such event, Escrow Holder will return the Earnest Money Deposit to Buyer without execution of any release or consent by Seller).

b)	At Closing, Seller will convey to Buyer good and marketable title to the Subject Property, which will be free and clear of all liens, leasehold interests and tenancies, encumbrances, and other exceptions to title, except the liens of taxes and assessments not yet due and payable and those exceptions approved in writing by Buyer or otherwise deemed approved as provided herein ("Permitted Exceptions").

c)	At Closing, the Escrow Holder must be prepared to obtain or issue from the Title Company designated herein a standard coverage Owner’s Policy of Title Insurance at Seller’s expense.

7.	Documents and Information on the Subject Property. Within ten (10) days after the Effective Date, Seller will deliver to Buyer all documents in its possession or reasonably available to Seller with respect to the Subject Property that have not been previously provided to Buyer, including but not limited to land surveys, soil surveys, geotechnical and environmental reports, traffic studies, site plan reviews, zoning information and any entitlements information relating to, or concerning the Subject Property.

8.	License and Permission for Entry and Inspection. Seller hereby grants Buyer a license and permission to enter upon the Subject Property, during business hours and upon reasonable advance notice to Seller, with Seller or Seller’s representatives having the right to be present during such times, for all purposes reasonably related to a full and adequate determination of the suitability of the Subject Property for use the Subject Property as a hotel and related uses , including, without limitation, the right to conduct surveys, soils tests, engineering studies, and environmental tests and audits (the “Inspections”). Buyer agrees to indemnify, defend and hold harmless Seller from any and all liability, claims, damages, expenses, judgments, liens, proceedings and causes of action of any kind whatsoever, arising out of Buyer's exercise of the license and permission granted herein, unless caused by the willful or negligent act or omission of Seller, its agents, contractors or employees. In the event that Buyer does not close on the purchase of the Subject Property, Buyer, at Buyer’s sole cost and expense, will (i) restore the Subject Property substantially to its condition existing immediately prior to such tests as is reasonably feasible; and (ii) deliver to Seller a copy of all surveys, reports, test results, and other information obtained by Buyer in its inspection of the Subject Property, subject to execution by Seller of a hold-harmless agreement with respect to such surveys, reports, test results and other information delivered to Seller by Buyer.

9.	Feasibility Review Period. Buyer will complete all of its Inspections and feasibility analyses, investigations and any other reviews of the Subject Property (the “Due Diligence”) no later than one hundred twenty (120) days following the Effective Date (“Feasibility Review Period”). All Due Diligence undertaken by Buyer will be at Buyer’s sole cost and expense, and the scope of the Due Diligence will be at the sole discretion of Buyer. In the event the Buyer determines, in Buyer's sole discretion, that the Subject Property is suitable for use as a hotel and related uses and gives written notice of same to Seller during the Feasibility Review Period, then this Agreement will remain in full force and effect and the transaction will continue to Closing (as defined below), subject to the terms of the Agreement. In the event Buyer (a) determines the Subject Property is not suitable for use as a hotel and related uses and Buyer elects not to proceed with the purchase and provides Seller with written notice that Buyer elects to terminate this Agreement, or (b) Buyer fails to provide any written notice of its election on or before 5:00 p.m. Pacific Standard Time on the last day of the Feasibility Review Period, then this Agreement will be deemed terminated.

10.	Warranties.

a) Seller makes the following representations and warranties to Buyer:

i)	Seller has full power and lawful authority to execute, enter into and perform this Agreement and any person or entity executing this Agreement on behalf of Seller has the authority to execute same;

ii)	Seller, after reasonable investigation, has no knowledge of any Hazardous Waste or Hazardous Material having been produced, released, stored or deposited over, under, or upon the Subject Property by any person whatsoever. As used herein, the term Hazardous Waste or Hazardous Material will be defined pursuant to all applicable local, state and federal rules and regulations, and will include without limitation, asbestos, underground storage tanks, pollutants, contaminants or hazardous wastes, PCBs, petroleum and petroleum products, and urea-formaldehyde;

iii)	There are no agreements (written or oral) in the nature of leases, rental agreements, licenses, concessions or occupancy agreements affecting the Subject Property.

iv)	Seller owns good and marketable title to the Subject Property and has the right to convey such title free and clear of all encumbrances except for the Permitted Exceptions and Seller, after reasonable investigation, has no knowledge of any work, labor or materials bestowed upon the Subject Property for which a lien or assessment may be filed.

v)	There is no pending condemnation or other proceedings in eminent domain commenced, or to the knowledge of Seller, threatened against the Subject Property.

vi)	Seller has not received any written notice of any violation of or noncompliance with any applicable law with respect to the Subject Property which has not been cured or dismissed, including any notice or claim of a release of Hazardous Materials on the Subject Property or noncompliance with any applicable environmental requirements.

vii)	Seller has received preliminary government approval for the development of a 175-unit hotel on the Subject Property, and such approval does not require off site improvements in excess of FIFTEEN THOUSAND AND NO/100 DOLLARS ($15,000.00).

viii)	Seller has not (i) been served with any filing in any litigation, arbitration or administrative proceeding with respect to the Subject Property in which Seller or the Subject Property is named a party; (ii) received written notice of any charge or complaint from any governmental authority or other person or entity pursuant to any administrative, arbitration or similar proceeding with respect to the Subject Property which has not been settled or dismissed; and (iii) Seller has no knowledge of any such claims by third persons.

b)	Seller agrees to indemnify, defend and hold harmless Buyer from any and all liability, claims, damages, expenses, judgments, proceedings and causes of action of any kind whatsoever arising out of or in any way connected with Seller’s breach of the warranties and representations set forth in this Section; and the warranties and representations set forth in this Section will constitute continuing warranties and representations, will be deemed to be true and correct as of the Closing Date, and will survive the Closing Date. In the event prior to Closing Buyer becomes aware that there is a breach of Seller’s warranties and representations set forth in this Section, Buyer may by written notice to Seller terminate this Agreement and receive a full refund of the Earnest Money Deposit (in such event, Escrow Holder will return the Earnest Money Deposit to Buyer without execution of any release or consent by Seller).

c)	Buyer makes the following representations and warranties to Seller:

i)	Buyer has full power and lawful authority to execute, enter into and perform this Agreement and any person or entity executing this Agreement on behalf of Buyer has the authority to execute same;

ii)	The execution, delivery, and performance of this Agreement by Buyer and all agreements, instruments, and documents herein provided to be executed by Buyer in order to close on the transaction: (1) do not violate the operating agreement of Buyer, or any contract, agreement, commitment, lease, order, judgment, or decree to which Buyer is a party; and (2) have been duly authorized by the resolution or consent of the MEMBERS of Buyer and the appropriate and necessary action has been taken by such MEMBERS on the part of Buyer. This Agreement is valid and binding upon Buyer, subject to bankruptcy, reorganization, and other similar laws affecting the enforcement of creditor’s rights generally.

iii)	There are no actions, lawsuits, litigation, or proceedings pending or threatened in any court or before any governmental or regulatory agency that affect Buyer’s power or authority to enter into or perform this Agreement. There are no judgments, orders, or decrees of any kind against Buyer on paid or unsatisfied of record, or, to the best of Buyer’s knowledge, threatened against Buyer, which would have any material adverse effect on the business or assets or the condition, financial or otherwise, of Buyer or the ability of Buyer to consummate the transaction contemplated by this Agreement.

11.	Closing and Related Matters.

a)	Closing Date. Closing will be the date on which a statutory warranty deed acceptable to Buyer is recorded (“Closing Date”) or (“Closing”) and will occur on or before ten (10) days after the expiration of the Feasibility Review Period. Seller will deliver to Buyer possession of the Subject Property on the Closing Date, in an “As-Is” physical condition.

b)	Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Escrow Holder or Buyer, the following, duly executed, certified, and acknowledged by Seller, as appropriate:

i)	One (1) original statutory warranty deed (the “Deed”), subject only to Permitted Exceptions, together with instructions to deliver the Deed when the Escrow Holder is in a position to deliver the balance of the cash portion of the Purchase Price to Seller. The delivery of the Deed by Seller, and the acceptance by Buyer, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed pursuant to this Agreement, except those obligations of Seller which are expressly stated in this Agreement to survive the Closing.

ii)	A certification that Seller is not a “foreign person” as such term is defined in Section 1445 of the Internal Revenue Code, as amended in the regulations thereunder and a California FTB Form 593-C or FTB Form 593-E, as applicable.

iii)	An original owner’s affidavit in a form reasonably acceptable to Seller and the Title Company.

iv)	A unanimous consent of the Members of Seller authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder.

v)	A counterpart of the closing statement jointly prepared by Seller and Buyer reflecting the prorations and adjustments required under this Agreement and the balance of the Purchase Price due Seller.

vi)	All other documents reasonably necessary or otherwise required by the Escrow Holder and Title Company to consummate the transaction contemplated by this Agreement.

c)	Buyer’s Closing Deliverables. On the Closing Date, Buyer shall deliver or cause to be delivered to Seller, the following executed, certified, and acknowledged by Buyer, as appropriate:

i)	The Purchase Price as set forth in Section 2 of this Agreement.

ii)	The fully executed operating agreement among the Company, CH, MJNE and the Hotel Operator, dated on or before the Closing.

iii)	A unanimous consent of the Members of Buyer authorizing the transaction contemplated hereby and the execution and delivery of the documents required to be executed and delivered hereunder.

iv)	One (1) original statutory warranty reconveyance deed (the “Reconveyance Deed”), together with instructions for Seller to record the Reconveyance Deed in the event Buyer has not obtained building permits necessary to construct and develop the Subject Property into a hotel and related uses and commenced construction on said development by the date that is eighteen (18) months after the Closing Date pursuant to Section 16 of this Agreement.

v)	All other documents reasonably necessary or otherwise required by the Escrow Holder and Title Company to consummate the transaction contemplated by this Agreement.

d)	Closing Costs. Seller will pay for and provide Buyer with a standard coverage Owner’s Title Insurance Policy from Title Company. Extended title coverage, if any, or any endorsements requested by Buyer, will be paid by Buyer. Seller will pay any California tax on transfer of real property. Buyer will pay the cost of recording the deed. The escrow fee and other customary closing costs (tax or flood plain certificates, government search fees, copy charges, etc.) will be shared equally by Buyer and Seller. Any cost directly attributable to a party (courier costs, wire transfer fees, etc.) will be charged to such party. Real property taxes will be prorated as of the Closing Date.

e)	Closing Statement. At least two (2) Business Days prior to the Closing Date, the parties shall agree upon all of the prorations to be made and submit a statement to Escrow Holder setting forth the same. In the event that any prorations, apportionments, or computations made pursuant to this Agreement require final adjustment, then the parties shall make the appropriate adjustments promptly when accurate information becomes available in either party hereto shall be entitled to an adjustment to correct the same, but in no event shall such final adjustment occur later than the date which is one hundred eighty (180) days after the Closing Date. Any corrected adjustment or prorations shall be paid in cash to the party entitled thereto. The provisions of this Section 12, e) shall survive the Closing.

12.	Broker’s. Buyer and Seller each represent and warrant to each other that they dealt with no broker in connection with, nor has any broker had any part in bringing about, this transaction other than Brown Nester Hospitality Services, Inc. (the "Broker") who is Buyer’s broker. Buyer shall pay the brokerage commission due Broker in accordance with the terms and conditions of a separate written agreement. Seller and Buyer shall each indemnify, defend, and hold harmless the other from and against any claim of any broker or other person for any brokerage commissions, finder's fees, or other compensation in connection with this transaction if such claim is based in whole or in part by, through, or on account of, any acts of the indemnifying party or its agents, employees, or representatives and from all losses, liabilities, costs, and expenses in connection with such claim, including without limitation, reasonable attorneys' fees, court costs, and interest.

13.	Escrow Holder’s Duties and Responsibilities.

a)	The parties acknowledge that Escrow Holder is acting solely as a stakeholder at their request and for their convenience, that the duties of the Escrow Holder hereunder are purely ministerial in nature and shall be expressly limited to the safekeeping and disposition of the Earnest Money Deposit in accordance with the provisions of this Agreement. Escrow Holder shall not be liable for any action taken or omitted by Escrow Holder in good faith and believed by Escrow Holder to be authorized or within its rights or powers conferred upon it by this Agreement, except for any damage caused by Escrow Holder's own gross negligence or willful default. Escrow Holder shall not have any liability or obligation for loss of all or any portion of the Deposit by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained. Upon the disbursement of the Earnest Money Deposit in accordance with this Agreement, Escrow Holder shall be relieved and released from any liability under this Agreement, except in connection with Escrow Holder's gross negligence or willful misconduct.

b)	In the event that a dispute shall arise in connection with this Agreement, or as to the rights of the parties in and to, or the disposition of, the Earnest Money Deposit, Escrow Holder shall have the right to: (i) refuse to comply with any claims or demands on it and continue to hold the Earnest Money Deposit until Escrow Holder receives written notice signed by Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case Escrow Holder shall promptly disburse the Earnest Money Deposit in accordance with such direction, and Escrow Holder shall not be or become liable in any way or to any person for its refusal to comply with such claims or demand; provided, however, Escrow Holder shall disburse the Earnest Money Deposit pursuant to Section 1, Section 7, a), Section 10 and Section 11, b) of this Agreement without the need to receive written notice of consent or release signed by Seller; or (ii) take such affirmative steps as it may, at its option, elect in order to deposit the Earnest Money Deposit in a court of competent jurisdiction and commence an action for interpleader or to substitute another impartial party to hold the Earnest Money Deposit.

c)	Seller and Buyer hereby agree to, jointly and severally, indemnify, defend, and hold harmless Escrow Holder from and against any liabilities, damages, losses, costs, or expenses incurred by, or claims or charges made against Escrow Holder (including reasonable attorneys' fees and disbursements) by reason of Escrow Holder acting or failing to act in connection with any of the matters contemplated by this Agreement or in carrying out the terms of this Agreement, except for those matters arising as a result of Escrow Holder's gross negligence or willful misconduct.

d)	This Section shall survive the Closing or the termination of this Agreement.

14.	Default, Termination, and Expiration:

a)	If this transaction fails to close due to a default by Seller under this Agreement, Buyer will be entitled to any remedies for breach of contract that may be available under applicable law, including without limitation the remedy of specific performance and the right to recover its actual and consequential damages.

b)	In the event that this transaction fails to close due to a default by Buyer under this Agreement, Seller's sole and exclusive remedy shall be to retain the Earnest Money Deposit plus any accrued interest thereon, if any, as and for full and complete liquidated and agreed damages for Buyer’s default, and the parties shall be released from further liability to each other hereunder, except for those obligations and liabilities that are expressly stated to survive termination of this Agreement. SELLER AND BUYER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER UPON A BUYER DEFAULT AND THAT THE EARNEST MONEY DEPOSIT REPRESENTS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER UPON A BUYER’S DEFAULT. SUCH LIQUIDATED AND AGREED DAMAGES ARE NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF APPLICABLE LAW, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677.

15.	Reconveyance Deed.

a)	On or prior to the Closing Date, Seller shall execute and deliver to Escrow Holder a statutory warranty reconveyance deed for the Subject Property in recordable form naming Seller as grantee (the “Reconveyance Deed”), substantially in the form attached hereto as Exhibit B, for possible recording in accordance with this Section 16.

b)	In the event Buyer has not obtained building permits necessary to construct and develop the Subject Property into a hotel and related uses and commenced construction on said development by the date that is eighteen (18) months after the Closing Date, then Seller shall have the right to revest title to the Subject Property, or any portion thereof in Seller or its assigns by notifying Escrow Holder to record the Reconveyance Deed; provided, however, Seller’s right of reverter shall be limited by, and shall not defeat, render invalid, or limit in any way, the lien of any mortgage authorized for the development of the hotel and related uses on the Subject Property. In the event the Reconveyance Deed is recorded, Buyer shall be responsible for all real estate taxes and assessments which accrued during the period of time that the Subject Property was owned by Buyer, and shall cause the release of all liens or encumbrances placed on the Subject Property during the period of time that the Subject Property was owned by Buyer. Buyer agrees to cooperate with Seller to ensure that if the Seller records the Reconveyance Deed, such recording shall be effective for the purposes of transferring title to the Subject Property, or any portion thereof, to Seller by executing any customary transfer documents. The provisions of this Section shall survive the Closing of this Agreement.

16.	Notices. All notices given pursuant to this Agreement will be in writing and will be given by personal delivery, by United States Mail (via certified mail, postage prepaid, return receipt requested) or by an established express delivery service (such as Federal Express) (delivery charge prepaid), addressed to the appropriate party at the address set forth below:

If to Buyer:	Coachill-Inn, LLC
1300 S Jones Blvd.
Las Vegas, NV 89146
Attn.: Terrence M. Tierney

If to Seller:	Coachllin Holdings LLC
71713 Hwy 111
Suite 100
Rancho Mirage, CA 92270
Attn: Kenny Dickerson, Managing Member

The person and address to which notices are to be given may be changed at any time by any party upon written notice to the other party. The notice will be deemed given (i) upon receipt, if given by personal delivery; or (ii) one day after deposit with the postal service or express delivery service if sent my mail or established express delivery service.

17.	Captions and Headings. The captions and headings in this Agreement are for reference only and will not be deemed to define or limit the scope or intent of any of the terms, covenants, conditions, or agreements contained herein.

18.	Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior and contemporaneous agreements, oral or written, with respect to the subject matter hereof. This Agreement is entered into after full investigation. No party is relying upon any statement or representation, not set forth in this Agreement, made by any other party. The provisions of this Agreement shall be construed as a whole and in their entirety.

19.	Construction and Governing Law. In construing the provisions of this Agreement and whenever the context so requires, the use of a gender shall include all other genders, the use of the singular shall include the plural, and the use of the plural shall include the singular. This Agreement will be construed and interpreted in accordance with the laws of the state in which the Subject Property is located. This Agreement will not be construed more strictly against one party than against the other party merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Buyer and Seller have contributed substantially and materially to the preparation of this Agreement.

20.	Joint and Several Obligations. In the event any party hereto is composed of more than one person, the obligations of said party are joint and several.

21.	Limitation of Liability.

a)	No Member or Manager of Seller shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement or any amendment or amendments to any of the foregoing made at any time or times, heretofore and hereafter, and Buyer and its successors and assigns and, without limitation all other persons and entities, shall look solely to Seller's assets for the payment of any claim or for any performance and Buyer, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

b)	No Member or Manager of Buyer shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement or any amendment or amendments to any of the foregoing made at any time or times, heretofore and hereafter, and Seller and its successors and assigns and, without limitation all other persons and entities, shall look solely to Buyer's assets for the payment of any claim or for any performance and Seller, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability.

22.	Fax and Counterparts. This Agreement may be executed by facsimile, digitally (.pdfs) or in multiple counterparts, each of which will be deemed to be an original, but all of which, together, will constitute one and the same instrument.

23.	Cooperation with 1031 Exchange. Seller and Buyer each agree that both parties will have the right on or prior to the Closing Date to enter such assignments of the rights under this Agreement necessary to allow such party to enter into a transaction intended to qualify as a tax deferred exchange under Internal Revenue Code §1031 or applicable Opportunity Zone IRS Code. Such party will be allowed to assign all of its right, title and interest under this Agreement, if necessary, to effectuate the exchange provided that said assignment will not relieve such party of its obligations under this Agreement. The parties agree to execute and deliver such documents that may be reasonably required to complete the transaction contemplated by the like-kind exchange and cooperate in all reasonable respects to affect the like-kind exchange, but without any obligation for fees, costs or expenses in connection with said exchange.

24.	Severability. In the event one or more provisions (or portions thereof) of this Agreement are determined to be invalid, illegal or unenforceable, the remainder of this Agreement will not be affected so long as the basic intent of this Agreement is not frustrated, and each remaining provision or portion thereof will continue to be valid and effective and will be enforceable to the fullest extent permitted by law.

25.	Time of Essence. The parties hereto acknowledge and agree that, except as otherwise expressly provided in this Agreement, TIME IS OF THE ESSENCE for the performance of all actions (including, without limitation, the giving of notices, the delivery of documents, and the funding of money) required or permitted to be taken under this Agreement.

26.	No Joint Venture. It is not intended by this Agreement to, and nothing contained in this Agreement will, create any partnership, joint venture or other joint or equity type agreement between Buyer and Seller. No term or provision of this Agreement is intended to be, or will be, for the benefit of any person, firm, organization, or corporation not a party hereto, and no such other person, firm, organization or corporation will have any right or cause of action hereunder.

27.	No Waivers. No waiver by either party of any of the provisions of this Agreement shall be effective unless given in the form of a written instrument signed by such party providing the waiver, and no such waiver will be implied from any omission by such party to take action with respect to such default. No express written waiver of any default will affect any other default or cover any period of time other than the default and/or period of time specified in such express waiver. One or more written waivers of any default under any provision of this Agreement will not be deemed to be a waiver of any subsequent default in the performance of the same provision or any other term or provision contained in this Agreement.

28.	Execution and Change. It is understood and agreed that until this Agreement is fully executed and delivered by the authorized corporate officers or individuals, as applicable, of the parties hereto, there is not and will not be an agreement of any kind between the parties hereto upon which any commitment, undertaking or obligation can be founded. It is further agreed that in executing this Agreement, the parties do not rely upon any statement, promise, or representation not herein expressed and this Agreement once executed and delivered will not be modified, changed or altered in any respect except by a writing executed and delivered in the same manner as required for this Agreement.

29.	Days. Unless otherwise expressly stated, all time periods referred to herein will be deemed to mean calendar days. In the event any date for performance by either party of any obligation hereunder required to be performed by such party falls on a Saturday, Sunday or holiday recognized in the State of California, the time for performance of such matter will be deemed extended until the next Business Day immediately following such date. As used herein, the term "Business Day" shall mean any day other than a Saturday, a Sunday, or a legal holiday on which national banks are not open for general business in the State of California.

30.	Further Assurances. Each party will, at the request and expense of the other, execute, acknowledge (if appropriate) and deliver whatever additional documents, and do such other acts, as may be reasonably required in order to accomplish the intent and purposes of this Agreement.

31.	Successors and Assigns; Assignment. This Agreement will bind and inure to the benefit of Seller and Buyer and their respective heirs, executors, administrators, personal and legal representatives, successors and assigns. Buyer will not assign Buyer’s rights under this Agreement without the prior written consent of Seller, which consent may not be unreasonably withheld; provided, however, Buyer may assign this Agreement (i) to a subsidiary or an affiliate of Buyer; or (ii) to a qualified intermediary in a 1031 exchange; without the consent of Seller.

32.	Attorney’s Fees. In the event either party to this Agreement employs legal counsel to protect its rights under this Agreement or to enforce any term or provision hereof (including a suit for specific performance) the prevailing party will be entitled to its reasonable attorney’s fees (including any fees on appeal), costs and expenses incurred in connection with its claim, including, without limitation, all fees, taxes, costs, and expenses incident to appellate, bankruptcy, and post-judgment proceedings.

33.	Survival. All warranties, representations and covenants in this Agreement will survive the closing of this transaction.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

Buyer:	Seller:
COACHILL-INN, LLC, a California limited liability company	COACHILLIN HOLDINGS, LLC,
a California limited liability company

/s/ ROGER BLOS	/s/ KENNY DICKERSON
Roger Bloss, Manager	Kenny Dickerson, Managing Member

EXHIBIT A

LEGAL DESCRIPTION OF SUBJECT PROPERTY

PARCEL NO. 30 of Parcel Map No. 37158, in the Northwest quarter (NW ¼ ) of Section 14, T. 3. S., R. 4. E., S. B. M., city of Desert Hot Springs, county of Riverside, state of California, as recorded MB 244, pgs. 28-33 on 22 day of December year 2017.

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EXHIBIT B

FORM OF RECONVEYANCE DEED

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RECORDING REQUESTED BY

WHEN RECORDED MAIL TO

AND MAIL TAX STATEMENTS TO

NAME

ADDRESS

CITY

STATE & ZIP

GRANT DEED

TITLE ORDER NO.	ESCROW NO.	APN NO. 666-340-037

THE UNDERSIGNED GRANTOR(s) DECLARE(s)

DOCUMENTARY TRANSFER TAX is $_____________________________ CITY TAX $______________________________

☐ computed on full value of property conveyed, or ☐ computed on full value less value of liens or encumbrances remaining at time of sale,

☐ Unincorporated area: ☐ City of __________________________________________________________, and

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, COACHILL-INN, LLC, a corporationCalifornia limited liability company, whose address is 71713 Hwy 111, Suite 103, Rancho Mirage, CA 92270, hereby GRANT(s) to COACHILLIN HOLDINGS LLC, a California limited liability company, whose address is 71713 Hwy 111, Suite 100, Rancho Mirage, CA 92270 the following described real property in the County of Riverside, State of California:

PARCEL NO. 30 of Parcel Map No. 37158, in the Northwest quarter (NW ¼ ) of Section 14, T. 3. S., R. 4. E., S. B. M., city of Desert Hot Springs, county of Riverside, state of California, as recorded MB 244, pgs. 28-33 on 22 day of December year 2017.

Dated

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached and not the truthfulness, accuracy, or validity of that document.

State of California

County of ____________

On __________________before me,___________________________________________________________________ (here insert name and title of the officer), personally appeared __________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature ____________________________________________ (Seal)

DOCUMENT PROVIDED BY STEWART TITLE	OF CALIFORNIA, INC.	GRNTDEED.DOC

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